Exhibit 99.3

Aerocare holdings, inc. and subsidiaries

Consolidated Financial Statements

Years ended December 31, 2019 and 2018

AeroCare Holdings, Inc. and Subsidiaries

Independent Auditors’ Report

The Board of Directors

AeroCare Holdings, Inc.:

We have audited the accompanying consolidated financial statements of AeroCare Holdings, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of income, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AeroCare Holdings, Inc. and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, as of January 1, 2019, the Company changed its method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 11, 2020

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2019 and 2018

	2019	2018
Assets
Assets:
Cash and cash equivalents	$16,449,910	$25,708,831
Accounts receivable	71,010,358	46,625,145
Other receivables	1,891,670	588,368
Inventories	14,520,376	11,887,150
Prepaid and other current assets	3,373,588	3,183,755
Total current assets	107,245,902	87,993,249
Property and equipment, net	128,515,720	101,046,765
Intangible assets, net	806,799	521,528
Goodwill	172,762,142	134,132,397
Other assets	1,310,236	1,021,605
Total assets	$410,640,799	$324,715,544
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$51,863,704	$35,530,174
Accrued expenses and other current liabilities	30,529,859	23,432,752
Due to sellers	3,832,500	5,873,750
Deferred revenue	11,334,309	9,160,342
Current portion of notes payable and lines of credit	17,000,000	11,750,000
Total current liabilities	114,560,372	85,747,018
Noncurrent liabilities:
Notes payable and lines of credit, less current portion	350,170,463	221,488,489
Deferred tax liability	15,365,276	12,074,913
Total noncurrent liabilities	365,535,739	233,563,402
Total liabilities	480,096,111	319,310,420
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value per share, 0 and 7,649,933 authorized, issued and oustanding in 2019 and 2018, respectively	—	28,355,730
Series B redeemable convertible preferred stock, $0.001 par value per share, 0 and 2,025,316 authorized, issued and oustanding in 2019 and 2018, respectively	—	8,823,689
Series C redeemable convertible preferred stock, $0.001 par value per share, 18,087,434 and 0 authorized, issued and oustanding in 2019 and 2018, respectively (liquidation value of $101,643,839 at December 31, 2019)	97,086,160	—
Total redeemable convertible preferred stock	97,086,160	37,179,419
Commitments and contingencies (note 12)
Stockholders' deficit:
Common stock, $0.001 par value, 72,000,000 and 65,000,000 shares authorized, respectively, 42,452,058 and 31,701,809 issued and outstanding in 2019 and 2018, respectively	42,452	31,701
Additional paid-in capital	62,017,829	22,217,117
Accumulated deficit	(228,601,753)	(54,023,113)
Total stockholders' deficit	(166,541,472)	(31,774,295)
Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$410,640,799	$324,715,544

See accompanying notes to consolidated financial statements

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2019 and 2018

	2019	2018
Net revenue	$533,649,318	$393,418,087
Costs and expenses:
Cost of net revenue	218,368,993	158,186,359
Selling, general, and administrative expenses	261,213,355	204,270,159
Depreciation and amortization expense	6,867,789	5,406,311
Total costs and expenses	486,450,137	367,862,828
Operating income	47,199,181	25,555,259
Other income (expense):
Other income	3,102,781	2,207,027
Interest expense	(14,370,374)	(7,609,894)
Loss on early extinguishment of debt	(1,509,371)	(1,227,033)
Total other expense	(12,776,964)	(6,629,900)
Income before provision for income taxes	34,422,217	18,925,359
Provision for income taxes	4,000,857	3,035,731
Net income	$30,421,360	$15,889,628

See accompanying notes to consolidated financial statements

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity (Deficit)

Years ended December 31, 2019 and 2018

	Common Stock
	Number		Additional paid-in	Retained earnings (accumulated	Total stockholders'
	of shares	Amount	capital	deficit)	equity (deficit)
Balance - December 31, 2017	31,037,300	$31,037	$20,898,962	$5,087,259	$26,017,258
Net income	—	—	—	15,889,628	15,889,628
Dividends paid	—	—	—	(75,000,000)	(75,000,000)
Stock-based compensation expense	—	—	1,635,268	—	1,635,268
Employee stock bonus	131,176	131	429,334	—	429,465
Shares in lieu of cash - Buypap.com, LLC	533,333	533	1,999,467	—	2,000,000
Dividends accreted	—	—	(2,745,914)	—	(2,745,914)
Balance - December 31, 2018	31,701,809	31,701	22,217,117	(54,023,113)	(31,774,295)
Net income	—	—	—	30,421,360	30,421,360
Dividends paid	—	—	—	(205,000,000)	(205,000,000)
Exercise of stock option	375,000	375	374,625		375,000
Conversion of Series A and Series B redeemable convertible preferred stock	9,675,249	9,675	39,370,569	—	39,380,244
Stock-based compensation expense	—	—	1,275,880	—	1,275,880
Employee stock bonus	33,333	34	124,966	—	125,000
Shares in lieu of cash - Buypap.com, LLC	666,667	667	2,499,333	—	2,500,000
Dividends accreted	—	—	(3,844,661)	—	(3,844,661)
Balance - December 31, 2019	42,452,058	$42,452	$62,017,829	$(228,601,753)	$(166,541,472)

See accompanying notes to consolidated financial statements

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2019 and 2018

	2019	2018
Cash flows from operating activities:
Net income	$30,421,360	$15,889,628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense, including patient equipment depreciation	72,952,820	57,214,787
Amortization of deferred financing costs	361,160	559,781
Loss on early extinguishment of debt	1,509,371	1,227,033
Change in deferred tax liability	3,290,363	2,243,730
Stock-based compensation expense	1,275,880	1,635,268
Employee stock bonus	125,000	429,465
Changes in operating assets and liabilities (net of effects of acquired businesses):
Accounts receivable	(18,085,557)	(7,045,389)
Inventories	(472,794)	251,920
Prepaid and other assets	(292,614)	(1,270,305)
Accounts payable, accrued expenses, deferred revenue and other current liabilities	19,896,694	20,066,478
Net cash provided by operating activities	110,981,683	91,202,397
Cash flows from investing activities:
Purchase of property and equipment	(93,589,584)	(70,497,890)
Business acquisitions, net of cash acquired	(40,548,537)	(39,253,169)
Net cash used in investing activities	(134,138,121)	(109,751,059)
Cash flows from financing activities
Proceeds from notes payable and lines of credit	377,950,000	276,380,000
Payments on notes payable and lines of credit	(243,950,000)	(161,380,000)
Payment of deferred financing costs	(2,018,557)	(1,796,511)
Proceeds from stock option exercises	375,000	—
Proceeds from issuance of preferred stock	100,000,000	—
Payments for preferred stock issuance costs	(4,557,676)	—
Payments on capital lease obligations	—	(43,629)
Payments on due to sellers	(8,901,250)	(5,948,229)
Dividend distribution	(205,000,000)	(75,000,000)
Net cash provided by financing activities	13,897,517	32,211,631
Net (decrease) increase in cash and cash equivalents	(9,258,921)	13,662,969
Cash and cash equivalents - beginning of year	25,708,831	12,045,862
Cash and cash equivalents - end of year	$16,449,910	$25,708,831

Supplemental disclosure of cash flow information
Cash paid for interest	$13,983,113	$8,560,024
Cash paid for income taxes	1,540,169	753,000
Supplemental disclosure of noncash financing activities
Payable to sellers for business acquisitions	$9,360,000	$5,094,500
Dividends accreted on preferred stock Series A and B	3,844,661	2,745,914
Shares in lieu of cash - Buypap.com, LLC	2,500,000	2,000,000

See accompanying notes to consolidated financial statements

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(1) Nature of Business and Significant Accounting Policies

(a)	Nature of Business and Ownership

AeroCare Holdings, Inc. and Subsidiaries (the Company) provides oxygen, respiratory therapy services, medications, and home medical equipment to the home health care market. The Company has branches located in 28 states and is headquartered in Orlando, Florida. The Company’s equipment and supplies are readily available and the Company is not dependent on a single supplier or a few suppliers.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. A summary of the Company’s significant accounting policies follows:

(b)	Principles of Consolidation

The consolidated financial statements include AeroCare Holdings, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

(c)	Cash and Cash Equivalents

The Company maintains cash in demand deposit accounts with federally insured banks. At times, the balances in these accounts may be in excess of federally insured limits. There were no cash equivalents as of December 31, 2019 and 2018.

(d)	Accounts Receivable

Accounts receivable consists of amounts due from insurance carriers, Medicare, Medicaid and individual customers, all of which are recorded at net realizable value. Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial, or account review. Included in accounts receivable are earned but unbilled receivables. Billing delays, ranging from several days to several weeks, can occur due to the Company’s policy of obtaining required payor-specific documentation prior to billing for its services rendered

The Company performs detailed analyses to evaluate the net realizable value of accounts receivable. Specifically, the Company considers historical collections data, accounts receivable aging trends, other operating trends, and relevant business conditions. Because of the continuing changes in the health care industry and third-party reimbursement, it is possible that the Company’s estimates could change, which could have an impact on operations and cash flows.

7	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(e)	Inventories

Inventories principally consist of respiratory equipment and patient billable supplies, which are valued at the lower of cost or net realizable value. Cost is determined on a first-in, first-out method.

(f)	Property and Equipment

Property and equipment are stated at cost net of accumulated depreciation. Property and equipment acquired in business combinations are stated at fair value as of the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which ranges from 13 months to 10 years. The useful lives for patient medical equipment correlate with the medical reimbursement periods. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. The cost of leasehold improvements on leased office and warehouse space is capitalized and amortized using the straight-line method over the shorter of the life of the applicable lease or the useful life of the improvement. Major overhauls of property and equipment that do not extend the corresponding useful lives are expensed as incurred.

(g)	Long-Lived Assets

The Company periodically reviews long-lived assets to be held and used in operations for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when the estimated, undiscounted, future cash flows from the assets are less than the carrying value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell. No impairment loss was recognized during the years ended December 31, 2019 and 2018.

(h)	Intangible Assets

Intangible assets consist of acquired trade names, which are recognized at the estimated fair value when acquired. This intangible is being amortized over the estimated useful life of 2 years. Intangible assets subject to amortization are reviewed for potential impairment whenever events or circumstances indicate the carrying amounts may not be recoverable.

(i)	Goodwill

Goodwill is recognized as a result of a business combination when the price paid for the acquired business exceeds the estimated fair value of its identified net assets. The Company evaluates potential impairment of goodwill at least annually or more frequently if a triggering event is identified. If a triggering event were to occur, the Company will determine if it is more likely than not that the fair value of the entity is less than its carrying amount, including goodwill. When recoverability is unlikely, the Company calculates goodwill impairment as the amount the Company’s carrying value including goodwill exceeds its fair value. Management performed its annual impairment review of goodwill as of December 31, 2019 and 2018 and concluded there was no impairment.

(j)	Deferred Loan Costs

Deferred loan costs consist of costs incurred in connection with obtaining financing and are amortized using the straight-line method, which approximates the effective interest method over the term of the related financing agreement. Deferred loan costs are included as an offset to notes payable and lines of credit on the accompanying consolidated balance sheets.

8	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(k)	Income Taxes

The Company accounts for income taxes using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. Deferred income taxes have been provided for the differences between the financial reporting carrying values and the income tax reporting basis of the Company’s assets and liabilities. These temporary differences consist of differences between the timing of the deduction of certain amounts between income tax and financial statement reporting purposes.

(l)	Uncertain Tax Positions

The Company will recognize a tax benefit in the financial statements for an uncertain tax position only if it is management's assessment that the position is "more likely than not" (i.e., a likelihood greater than 50 percent) to be allowed by the tax jurisdiction based solely on the technical merits of the position. The term "tax position" refers to a position in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities for financial reporting purposes. As of December 31, 2019 and 2018, the Company had no uncertain tax positions that would require recognition or disclosure in the consolidated financial statements. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions.

(m)	Adoption of New Accounting Standard

The Company adopted FASB ASC Topic 606, Revenue from Contracts with Customers (ASC 606), effective January 1, 2019, using the modified retrospective transition method. The Company's adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenue.

9	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(n)	Revenue Recognition

The Company generates revenues for services and related products that the Company provides to patients for home medical equipment, related supplies, and other items. The Company’s revenues are recognized in the period in which services and related products are provided to customers and are recorded either at a point in time for the sale of supplies and disposables, which occurs upon delivery, and when applicable, setup and instruction to customers , or over the fixed monthly service period for equipment. Revenue from shipping and handling charges are not considered a separate deliverable and are recognized at the time the products are shipped or delivered, depending on the terms of the related agreement, and included in sales.

Revenues are recognized when control of the promised good or service is transferred to customers, in an amount that reflects the consideration to which the Company expects to receive from patients or under reimbursement arrangements with Medicare, Medicaid and third-party payors, in exchange for those goods and services.

The Company determines the transaction price based on contractually agreed-upon amounts or rates, adjusted for estimates of variable consideration, such as implicit price concessions. The Company utilizes the expected value method to determine the amount of variable consideration that should be included to arrive at the transaction price, using contractual agreements and historical reimbursement experience within each payor type. The Company applies constraint to the transaction price, such that net revenue is recorded only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in the future. If actual amounts of consideration ultimately received differ from the Company’s estimates, the Company adjusts these estimates, which would affect net revenue in the period such adjustments become known.

Sales revenue is recognized upon transfer of control of products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps, are recognized at the time of delivery.

The Company provides certain equipment to patients which is reimbursed periodically in fixed monthly payments for as long as the patient is using the equipment and medical necessity continues (in certain cases, the fixed monthly payments are capped at a certain amount). The equipment provided to the patient is based upon medical necessity as documented by prescriptions and other documentation received from the patient’s physician. The patient generally does not negotiate or have input with respect to the manufacturer or model of the equipment prescribed by their physician and delivered by the Company. Once initial delivery of this equipment is made to the patient for initial setup, a monthly billing process is established based on the initial setup service date. The Company recognizes the fixed monthly revenue ratably over the service period as earned, less estimated adjustments, and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. Included in fixed monthly revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not yet billed to the payor. The estimate of net unbilled fixed monthly revenue recognized is based on historical trends and estimates of future collectability.

10	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The Company’s billing system contains payor-specific price tables to reflect the fee schedule amounts in effect or contractually agreed upon by various government and commercial payors for each item of equipment or supply provided to a customer. If the payment amount received differs from the net realizable amount, an adjustment is made to the net revenues in the period that these payment differences are determined. The Company reports revenues in its consolidated financial statements net of such adjustments.

Adoption of ASC 606

The Company adopted ASC 606 effective January 1, 2019, using the modified retrospective transition method. There was no cumulative effect on the opening balance of accumulated deficit as a result of adopting the standard as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while comparative information has not been revised and continues to be reported under the accounting standards in effect for those periods.

The Company’s adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenue. Prior to adoption of ASC 606, such amounts were classified as bad debt expense. For the year ended December 31, 2019, the Company recorded $4,562,000 of implicit price concessions as a direct reduction of net revenue that would have been recorded as bad debt expense prior to the adoption of ASC 606 compared to $8,599,972 recorded to bad debt expense for the year ended December 31, 2018 which is included in selling, general and administrative expense. The adoption of ASC 606 is not expected to have a material impact on net income or loss on an ongoing basis.

The timing of revenue recognition, billings, and cash collections results in receivables, contract assets, and contract liabilities. The Company did not have contract assets as of December 31, 2019 and 2018. The Company has elected a practical expedient to recognize incremental costs incurred to obtain contracts, which primarily represent sales commissions where the amortization period would be less than one year, as a selling expense when incurred in the consolidated financial statements.

Under ASC 606, the Company recognizes revenue in the consolidated statements of operations and contract assets on the consolidated balance sheets only when services have been provided. Since the Company has performed its obligation under the contract, it has unconditional rights to the consideration recorded as contract assets and therefore classifies those billed and unbilled contract assets as accounts receivable.

Under ASC 606, fixed monthly payments that the Company receives from customers in advance of providing services represent contract liabilities. Such payments primarily relate to patients who are billed monthly in advance and are recognized over the period as earned.   The Company had $11,334,309 and $9,160,342 in deferred revenue at December 31, 2019 and 2018, respectively, related to its contracts with customers.

11	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Disaggregated revenue by product type for the years ended December 31, 2019 and 2018 are as follows:

	2019	2018
Sleep products	$274,590,734	$196,632,260
Oxygen therapy	131,276,841	114,039,341
Medical equipment supplies and services	62,830,507	44,631,807
Ventilators	42,594,108	23,871,532
Nebulizers and respiratory medication	14,832,081	9,303,457
Other	7,525,048	4,939,691
	$533,649,318	$393,418,087

Disaggregated revenue by payor for the years ended December 31, 2019 and 2018 are as follows:

	2019	2018
Commercial insurance	$168,926,891	$139,659,722
Medicare	193,091,689	121,915,500
Patient pay	58,354,477	41,865,225
Medicaid	52,579,078	39,334,481
Other	60,697,183	50,643,160
	$533,649,318	$393,418,087

(o)	Stock-Based Compensation

Stock-based compensation costs for stock options granted to employees under the Company’s stock option plan are required to be recognized in the consolidated financial statements over the employee’s requisite service period (generally the vesting period of the equity grant) with measurement based upon the fair value of the option on the grant date.

(p)	Self-Insurance Obligations

The Company has a self-insured health care plan to provide medical and other health benefits to eligible employees and covered dependents. Reinsurance coverage is maintained through a commercial excess coverage policy. The Company’s liability for claims incurred but not paid at December 31, 2019 and 2018, was $3,715,468 and $2,898,235, respectively, and is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

(q)	Concentrations of Credit Risk

The Company generally does not require collateral or other security in extending credit to patients; however, the Company routinely obtains assignment of (or is otherwise entitled to receive) benefits receivable under the health insurance programs, plans, or policies of its patients (e.g. Medicare, Medicaid, commercial insurance, and managed-care organizations).

12	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Included in accounts receivable at December 31, 2019 and 2018, are amounts due from the Medicare and Medicaid programs which represents approximately 40% of total outstanding accounts receivable for both periods.

Revenue from the Medicare and Medicaid programs represent approximately 46% and 41% of the total for the years ended December 31, 2019 and 2018, respectively.

(r)	Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees will be required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2021. The Company has not yet evaluated the future impact this standard will have on its consolidated financial statements.

(s)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and loss during the reporting period. Actual results could differ from those estimates.

(t)	Business Combinations

The Company applies the acquisition method of accounting for business acquisitions. The results of operations of the businesses acquired by the Company are included as of the respective acquisition date. The acquisition-date fair value of the consideration transferred is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the acquisition-date fair value of the consideration transferred exceeds the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. Patient relationships, medical records and patient lists are not reported as separate intangible assets due to the regulatory requirements and lack of contractual agreements but are part of goodwill. Customer related relationships are not reported as separate intangible assets but are part of goodwill as authorizing physicians are under no obligation to refer the Company’s services to their patients, who are free to change physicians and service providers at any time. The Company may adjust the preliminary purchase price allocation, as necessary, for up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed that existed but were not available at the acquisition date. Acquisition related expenses are recognized separately from the business combination and are expensed as incurred.

(u)	Cost of net revenue

Cost of net revenue includes the cost of products and supplies sold to patients, patient equipment depreciation and other operating expenses.

(v)	Selling, general and administrative expense

Distribution expenses are included in selling, general and administrative expenses. Such expense represents the cost incurred to coordinate and deliver products and supplies to the patients. Included in distribution expenses are leasing, maintenance, licensing and fuel costs for the vehicle fleet; occupancy costs (rent, utilities and property taxes), salaries and other costs related to drivers and dispatch personnel; and amounts paid to shipping vendors.

(w)	Fair value of financial instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable and current and long-term debt.

(2)	Acquisitions

The Company made the following acquisitions to strengthen their current market share in existing markets or to expand into new markets. Each of the following acquisitions is included in the consolidated financial statements from the respective acquisition date. Goodwill generated from the acquisitions was recognized for the excess of the purchase price over tangible and identifiable intangible assets because of the expected contribution of each acquisition to the overall Company strategy. As a result of the acquisitions, $30,750,244 and $22,302,180 of the goodwill acquired during the years ended December 31, 2019 and 2018, respectively, is expected to be deductible for income tax purposes.

13	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The following is a summary of acquisitions for 2019:

	A	B	C	D	Total
Purchase Price:
Cash consideration	$14,398,940	$7,470,000	$4,800,000	$13,879,597	$40,548,537
Payable to seller (see Note 12)	5,000,000	830,000	1,200,000	2,330,000	9,360,000
	$19,398,940	$8,300,000	$6,000,000	$16,209,597	$49,908,537

Recognized Amounts of Identifiable Assets Acquired and Liabilities Assumed
Accounts receivable	$3,450,000	$1,150,000	$900,000	$2,102,959	$7,602,959
Inventory and fixed assets	1,314,855	1,161,000	1,266,000	4,719,357	8,461,212
Prepaid and other current assets	185,850	-	-	-	185,850
Trade names	377,788	124,500	88,500	225,893	816,681
Goodwill	19,858,357	5,864,500	3,745,500	9,161,388	38,629,745
Liabilities assumed	(5,787,910)	-	-	-	(5,787,910)
Total identified net assets	$19,398,940	$8,300,000	$6,000,000	$16,209,597	$49,908,537

A - Rocky Mountain Medical Equipment, LLC was purchased on November 1, 2019

B - Ours Corporation and IV Care, LLC were purchased on October 1, 2019

C - Grace Medical, Inc. was purchased on April 1, 2019

D - Other acquisitions in 2019

14	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The following is a summary of acquisitions for 2018:

	A	B	C	D	Total
Purchase Price:
Cash	$12,750,000	$13,000,000	$8,800,000	$4,703,169	$39,253,169
Payable to seller (see Note 12)	2,250,000	-	2,200,000	644,500	5,094,500
	$15,000,000	$13,000,000	$11,000,000	$5,347,669	$44,347,669

Recognized Amounts of Identifiable Assets Acquired and Liabilities Assumed
Accounts receivable	$1,750,000	$2,800,000	$-	$565,000	$5,115,000
Inventory and fixed assets	1,869,000	2,170,000	3,390,496	1,236,750	8,666,246
Prepaid and other current assets	-	146,027	-	-	146,027
Trade names	225,000	195,000	165,000	87,769	672,769
Goodwill	11,156,000	7,688,973	7,688,030	3,458,150	29,991,153
Accrued expenses	-	-	(243,526)	-	(243,526)
Total identified net assets	$15,000,000	$13,000,000	$11,000,000	$5,347,669	$44,347,669

A - Medical Necessities and Services, LLC was purchased on June 1, 2018

B - Home Care Medical, Inc. was purchased on October 1, 2018

C - Cornerstone Medical Services--Midwest, LLC and Cornerstone Medical Services of Columbus, LLC were purchased on November 1, 2018.

D - Other acquisitions in 2018

Acquisition related costs for the years ended December 31, 2019 and 2018, were approximately $485,000 and $300,000, respectively, and are recorded in selling, general, and administrative expenses on the accompany consolidated statements of income.

(3)	Property and Equipment

Property and equipment as of December 31, 2019 and 2018 consist of the following:

	2019	2018
Equipment	$242,208,526	$152,202,153
Automobiles	18,141,016	12,783,887
Computer equipment	12,262,016	8,792,404
Furniture and fixtures	1,577,114	1,125,851
Building improvements	1,281,674	956,697
Total property and equipment	275,434,436	175,860,992
Less: Accumulated depreciation	(146,954,626)	(74,814,227)
Property and equipment, net	$128,515,720	$101,046,765

Depreciation expense for the years ended December 31, 2019 and 2018, was $72,421,409 and $56,871,664, respectively. Included in depreciation expense for the years ended December 31, 2019 and 2018, is approximately $66,084,088 and $51,821,917, respectively, relating to depreciation on patient medical equipment, which is included in the consolidated statements of income as part of cost of revenue.

15	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(4)   Intangible Assets

Intangible assets and accumulated amortization as of December 31, 2019 and 2018 consist of the following:

	2019	2018
Cost	$3,633,444	$2,816,762
Accumulated amortization	(2,826,645)	(2,295,234)
	$806,799	$521,528

Amortization expense was $531,411 and $343,123 for years ended December 31, 2019 and 2018, respectively, and is included in depreciation and amortization expense in the accompanying consolidated statements of income.

(5)   Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018 are as follows:

Balance at December 31, 2017	$105,141,244
Goodwill acquired in business combinations	29,991,153
Write off of earnouts previously accrued	(1,000,000)
Balance at December 31, 2018	134,132,397
Goodwill acquired in business combinations	38,629,745
Balance at December 31, 2019	$172,762,142

(6)   Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following as of December 31:

	2019	2018
Payroll and related benefits	$13,755,849	$10,411,755
Health and other insurance	4,247,825	3,578,527
Acquisition related accruals	3,634,372	2,140,662
Insurance overpayments	3,098,316	-
Rebates	1,589,566	906,065
Property and other taxes	1,580,917	1,585,673
Purchases	1,447,983	2,100,585
Other	1,175,031	2,709,485
	$30,529,859	$23,432,752

16	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(7)   Operating Leases

The Company has entered into various leases for office and warehouse space under noncancelable operating leases expiring through 2029. The Company is generally responsible for real estate taxes and maintenance and repairs. Rental costs for office and warehouse space for the years ended December 31, 2019 and 2018 were $10,978,689 and $8,255,247, respectively, and is recorded as a component of selling, general, and administrative expenses in the accompanying consolidated statements of income.

As of December 31, 2019, the following is a schedule of future minimum lease payments required under the operating leases:

Year Ending December 31,	Amount
2020	$8,879,348
2021	6,450,820
2022	4,632,590
2023	2,816,399
2024	1,490,328
Thereafter	82,159

17	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(8)   Notes Payable and Lines of Credit

Notes payable and lines of credit consist of the following as of December 31:

Description	2019	2018
Note payable with a bank in the amount of $340,000,000 as per the Fourth Amended and Restated Credit Agreement dated September 30, 2019. As per this credit agreement advances were made to the outstanding principal balance of the existing note payable dated December 20, 2018 (refer to below), which resulted in the new note payable amount of $340,000,000. Principal and interest is payable quarterly; interest rate is determined based on LIBOR plus an applicable margin based on the Company's total leverage ratio (rate of 4.69% at December 31, 2019). The note matures on September 30, 2024. The note is secured by a blanket assignment of business assets.	$335,750,000	$-

Acquisition revolving loan dated September 30, 2019 with a bank; total commitment of $100,000,000. Company can draw on this loan through September 30, 2021 in order to fund future acquisitions. Interest is payable quarterly; interest rate is determined based on LIBOR plus an applicable margin based on the Company's total leverage ratio (rate of 4.69% at December 31, 2019). At the termination of the revolver period, this loan converts to a term loan. The note matures on September 30, 2024. The note is secured by a blanket assignment of business assets.	33,250,000	-

Note payable with a bank in the amount of $235,000,000 as per the Third Amended and Restated Credit Agreement dated December 20, 2018. As per this credit agreement advances were made to the outstanding principal balance of the existing note payable dated September 25, 2017, which resulted in the new note payable amount of $235,000,000. Principal and interest were payable quarterly through September 30, 2019; interest rate is determined based on LIBOR plus an applicable margin based on the Company's total leverage ratio (rate of 5.35% at December 31, 2018). This note payable was modified with the issuance of the note payable on September 30, 2019.	-	235,000,000
Total	369,000,000	235,000,000
Less: Current portion	(17,000,000)	(11,750,000)
Less: Deferred loan costs	(1,829,537)	(1,761,511)
Long-term portion	$350,170,463	$221,488,489

18	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Principal payments on long-term debt of the Company over the next five years are as follows:

Year Ending December 31,	Amount
2020	$17,000,000
2021	17,415,625
2022	18,662,500
2023	18,662,500
2024	297,259,375
Total	$369,000,000

In September 2019 and December 2018, the Company entered into the Fourth Amended and Restated Credit Agreement and the Third Amended and Restated Credit Agreement (collectively, the Amendments), respectively. Under both Amendments, previously existing notes payable were repaid and the related unamortized deferred loan costs associated with those prior notes were recorded as a loss on early extinguishment of debt amounting to $1,509,371 and $1,227,033 for the years ended December 31, 2019 and 2018, respectively. The carrying value of the debt approximates the fair value.

The Company is also party to an additional line of credit with the bank holding the note payable. The line of credit is a working capital revolving line for advances up to $10,000,000. The line bears interest at LIBOR plus an applicable margin based on the Company’s total leverage ratio. There was no outstanding balance on the line of credit at December 31, 2019 and 2018.

The Company is required to maintain certain financial and reporting covenants under its debt agreements.

Amortization of deferred loan costs was $361,160 and $559,781 for the years ended December 31, 2019 and 2018, respectively. Unamortized deferred financing costs as of December 31, 2019 and 2018, were $1,829,537 and $1,761,511, respectively.

Subsequent to year-end, the Company entered into an interest rate swap with a notional amount of $150,000,000 against a portion of its note payable. The interest rate swap requires the Company to pay a fixed annual interest rate and receive a floating interest rate based on the 1-month LIBOR rate.

Subsequent to year end, the Company amended the Fourth Amended and Restated Credit Agreement and secured an additional $20,000,000 in term loan borrowings to protect against any shortfalls that may result from the COVID-19 pandemic as a precautionary measure.

(9)   Equity

(a)   Common Stock

The Company has 72,000,000 and 65,000,000 shares of $0.001 par value common stock authorized with 42,452,058 and 31,701,809 shares issued and outstanding as of December 31, 2019 and 2018, respectively. Holders of common stock have certain rights as identified below.

Dividends – Dividends on common stock are only payable if and when declared by the stockholders. During the years ended December 31, 2019 and 2018, the Company declared and paid $205,000,000 and $75,000,000, respectively, in dividends.

19	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Voting – Common stockholders are entitled to one vote for each share of stock.

Redemption –- Common shares do not have any redemption rights.

Issuances – Per the terms of the purchase agreement of Buypap.com, LLC, the sellers were entitled to earn out payments of the Company’s stock once certain conditions were met, as defined in the purchase agreement. During the years ended December 31, 2019 and 2018, the Company issued 666,667 and 533,333 shares of the Company’s common stock to the sellers in the amount of $2,500,000 and $2,000,000, respectively.

(b)   Preferred Stock

The Company had authorized and issued 7,649,933 of Series A and 2,025,316 Series B Redeemable Convertible Preferred Stock with a $0.001 par value (the Series A and Series B Stock), with certain rights, preferences, powers, privileges, and restrictions. On October 18, 2019, the A Series and B Series Stock were converted to 7,649,933 and 2,025,316, respectively, shares of the Company’s common stock pursuant to their original conversion terms.

On October 18, 2019, the Company authorized and issued 18,087,434 shares of Series C Redeemable Convertible preferred stock (the Series C) for total proceeds of $100,000,000, with net proceeds of $95,442,324 after payment of $4,557,676 of issuance costs.

In the accompanying consolidated balance sheets, these preferred shares are reported as mezzanine equity based on the contingent redemption characteristics.

A summary of the rights, preferences, powers, privileges, and restrictions of the preferred stock is as follows:

Conversion Rights: Each preferred share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the Series C original issue price ($5.53) by the Series C conversion price in effect at the time of the conversion. The Series C conversion price is initially $5.53. The initial Series C conversion price, and the rate at which shares of Series C preferred stock may be converted into shares of common stock are subject to certain adjustment provisions.

Dividends: From and after the date of the issuance of any shares of Series A, B, and C Preferred Stock, dividends at the per share rate of 8.0% of the Original Issue Price per annum shall accrue on the shares of Series A, B, and C Preferred Stock (the Accruing Dividends), which Accruing Dividends shall accrue from day to day and shall compound on an annual basis, whether or not declared, and shall be cumulative; provided; however, that such Accruing Dividends shall be payable only when, as, and if declared by the board of the Company. At such time all outstanding Accruing Dividends have been paid in full, the Company may (if declared by the board of the Company) distribute dividends among the holders of Preferred Stock and the holders of common stock pro rata based on the number of shares of common stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Preferred Stock) as of the record date with respect to the declaration of such dividends. On December 16, 2018 and September 29, 2019, the Company obtained waivers of this provision in the Stock Purchase Agreements to permit dividends to be issued to both the holders of Preferred Stock and holders of common stock, without payment of the Accruing Dividends. These were one-time waivers and were signed by the stockholders.

20	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

At the October 18, 2019 conversion date of the Series A and Series B Preferred Stock, the carrying value of the Series A and Series B, including Accruing Dividends of the Series A and Series B Preferred Stock of $7,097,786 and $1,332,659, respectively, were reclassified to additional paid in capital as part of the total conversion balance. Accumulated Accruing Dividends were $1,643,836 and $6,229,620 as of December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, no Accruing Dividends have been declared to be paid.

Redemption Privileges: At any time on or after October 18, 2027, upon a receipt of a written notice requesting redemption for a majority of the Series C stockholders, all Series C Preferred Stock shall be redeemed for cash at the Series C original issue price plus accrued and unpaid dividends whether or not declared.

Voting Rights: On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company, each holder of outstanding shares of Preferred Stock Series C shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining the stockholders entitled to vote on such matters.

Liquidation Preferences: In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the then outstanding preferred shares shall be entitled to be paid out of the assets of Company available for distribution to its stockholders before any payment shall be made to the holders of the Company’s common stockholders an amount per share equal to the greater of (i) original issue price plus accrued and unpaid dividends whether or not declared or (ii) such amount per share as would have been payable had all of the preferred shares been converted into common stock immediately prior to such an event.

When Series C Preferred Stock is outstanding, the Company reserves and keeps available out of its authorized but unused capital stock, common stock for the purpose of effecting the conversion of the Series C Preferred Stock, if so elected by the holders.

The following is a summary of the changes in preferred stock:

	Series A		Series B		Series C
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2018	7,649,933	$26,263,423	2,025,316	$8,170,082	-	$-
Preferred Dividend Accretion	-	2,092,307	-	653,607	-	-
Balance, December 31, 2018	7,649,933	28,355,730	2,025,316	8,823,689	-
Issuance of Series C Preferred Stock, net of issuance costs of $4,557,676	-	-	-	-	18,087,434	95,442,324
Preferred Dividend Accretion	-	1,701,531	-	499,294	-	1,643,836
Conversion of Series A & B Preferred Stock	(7,649,933)	(30,057,261)	(2,025,316)	(9,322,984)	-	-
Balance, December 31, 2019	-	$-	-	$-	18,087,434	$97,086,160

(10) Stock Compensation Plan

On December 27, 2012, the Company established the AeroCare Holdings, Inc. 2012 Stock Option and Grant Plan (the Plan). In accordance with the Plan, the Company initially reserved 3,000,000 shares of common stock to award to officers, employees, directors, and key persons. The Plan was amended in 2016 increasing the maximum number of shares of common stock reserved for issuance under the Plan to 6,026,862. The Plan was amended on October 17, 2019, increasing the number of shares of common stock reserved for issuance under the Plan to 11,124,785. Stock options granted under the Plan may be either Incentive Stock Options or Nonqualified Stock Options.

21	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The following table for the years ended December 31, 2019 and 2018, summarizes option activity:

			Weighted-
			Average
	Stock	Exercise	Exercise
	Options	Price Range	Price
Outstanding - December 31, 2017	4,800,000	$1.00 - 2.85	$2.42
Granted	100,000	4.50	4.50
Exercised	(125,000)	2.85	2.85
Outstanding - December 31, 2018	4,775,000	1.00 - 2.85	2.42
Granted	275,000	4.50	4.50
Exercised	(375,000)	1.00	1.00
Outstanding - December 31, 2019	4,675,000	$1.75 - 4.50	$2.69

The Company recognized approximately $1,276,000 and $1,635,000 of stock compensation expense for stock options vesting during the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019 and 2018, there was approximately $2,511,889 and $2,983,289 of unrecognized compensation costs expected to be recognized over a weighted average period of approximately 2.45 years and 2.58 years, respectively.

As of December 31, 2019, the Company had 6,449,785, remaining options available to be granted under the Plan.

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used for employee and stockholder options:

	2019	2018
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	1.18%	1.18%
Expected life in years	10	10
Fair value of common stock	$4.50	$4.50
Exptected volatility	50%	50%

The dividend yield is based on the Company’s belief that they will not be declaring dividends over the expected life of the options granted. The risk-free interest rate over the expected term of the options is based on the U.S. Treasury yield in effect at the time of the grants. The expected life is based on management’s representation concerning the expected time to when options are expected to be exercised. Stock price volatility was estimated based on the estimated stock price volatility of a peer group of publicly traded entities over a similar term.

22	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The following table as of December 31, 2019 and 2018, summarizes the information about stock options outstanding and exercisable:

2019		Options Outstanding			Options Exercisable
			Weighted-			Weighted-
			Average	Weighted-		Average	Weighted-
			Remaining	Average		Remaining	Average
	Exercise	Number	Contractual	Exercise	Number	Contractual	Exercise
	Price	Outstanding	Life	Price	Exercisable	Life	Price
2012 Plan	$1.75 - $4.50	4,675,000	6.04 Years	2.69	3,100,000	5.48 years	$2.42
Total		4,675,000			3,100,000

2018		Options Outstanding			Options Exercisable
			Weighted-			Weighted-
			Average	Weighted-		Average	Weighted-
			Remaining	Average		Remaining	Average
	Exercise	Number	Contractual	Exercise	Number	Contractual	Exercise
	Price	Outstanding	Life	Price	Exercisable	Life	Price
Pool A	$1.00	375,000	4.75 Years	$1.00	375,000	4.75 Years	$1.00
2012 Plan	$1.75 - $2.85	4,400,000	7.38 Years	2.45	2,320,000	7.00 years	2.33
Total		4,775,000			2,695,000

Subsequent to year-end, the Company issued 4,147,500 stock options to employees, half of which vest over time and half of which vest according to certain performance measures.

(11)	Income Taxes

The income tax provision (benefit) for the years ended December 31, 2019 and 2018 is as follows:

	2019
	Current	Deferred	Total
Federal	$(239,505)	$2,920,688	$2,681,183
State	950,000	369,674	1,319,674
Total	$710,495	$3,290,362	$4,000,857

	2018
	Current	Deferred	Total
Federal	$-	$2,356,668	$2,356,668
State	792,000	(112,937)	679,063
Total	$792,000	$2,243,731	$3,035,731

23	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Differences between the expected tax (computed by applying the federal corporate income tax rate of 21% to income before income taxes) and actual tax expense for 2019 and 2018 consisted of:

	2019	2018
Income Tax Expense Computed at the Statutory Federal Tax Rate	$7,228,665	$3,974,325
State Tax, Net of Federal	987,176	536,460
Nondeductible Expenses	10,577	7,935
Stock-based compensation	(4,270,556)	(1,501,558)
Other	44,995	18,569
Total Income Tax Provision (Benefit)	$4,000,857	$3,035,731

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of December 31, 2019 and 2018 are presented below:

	2019	2018
Deferred Tax Assets (Liabilities):
Allowance for Doubtful Accounts	$3,969,276	$2,369,729
Property and Equipment	(21,339,797)	(15,402,806)
Goodwill and Intangible Assets	(10,453,410)	(8,542,208)
Net Operating Loss Carry Forward	10,993,979	8,354,666
Stock-based Compensation	1,464,676	1,145,706
Net Deferred Tax Liabilities	$(15,365,276)	$(12,074,913)

Deferred income taxes are determined based on the temporary difference between the financial statement book basis and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that all, or some portion, of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities and projected future taxable income in making this assessment. The Company evaluated the realization of its deferred tax assets and, based on available evidence, including the expected reversal of its deferred tax liabilities, no valuation allowance was deemed necessary as of December 31, 2019 nor 2018.

The tax returns for the years before 2016 are no longer subject to examination by federal, state, and local authorities. The above net operating losses are a result of tax returns filed from years ended December 31, 2014 through the December 31, 2018, with an estimate for activity through December 31, 2019. The net operating loss carryforwards begin to expire in 2034. As of December 31, 2019, the Company had federal and state net operating loss carryforwards of approximately $43,438,000 and $47,395,000 respectively.

(12)	Commitments and Contingencies

(a)	Health Care Industry

As a health care provider, the Company is subject to extensive government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documenting, and other practices of health care companies are all subject to government scrutiny. To ensure compliance with Medicare and other regulations, regional carriers often conduct audits and request patient records and other documents to support claims submitted by the Company for payment of services rendered to customers. Similarly, government agencies periodically open investigations and obtain information from healthcare providers pursuant to legal process.

24	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Violations of federal and state regulations can result in severe criminal, civil, and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs.

From time to time, the Company receives inquiries from various government agencies requesting customer records and other documents. It has been the Company’s policy to cooperate with all such requests for information. There are several pending government inquiries, but the government has not instituted any proceedings or served the Company with any complaints as a result of these inquiries. However, the Company can give no assurance as to the duration or outcome of these inquiries.

(b)	Litigation

The Company is involved in certain other claims and legal actions in the ordinary course of its business. The ultimate disposition of all such matters is not expected to have a material adverse impact on its financial position, results of operations, or liquidity.

(c)	Acquisition Commitments and Contingencies

In connection with the 2018 and 2019 acquisitions reported in Note 2, the Company has included contingent additional consideration and hold back payment commitments in the purchase prices of acquisitions.

As part of purchase agreements related to the acquisitions in Note 2, there are “earn out payments” and “hold back payments” due to the sellers. “Earn out payments” are contingent consideration generally dependent upon future earnings of the acquisition and “hold back payments” relate to a portion of the purchase price being withheld until specified dates as defined in the purchase agreement that can be used to offset any claims or liabilities of the seller that the Company has paid. During the years ended December 31, 2019 and 2018, the Company withheld amounts for hold backs totaling $9,360,000 and $5,094,500, respectively, related to acquisitions. The Company made payments of $8,901,250 and $5,948,229 in 2019 and 2018, respectively, against amounts withheld for hold backs and settled $2,500,000 and $2,000,000 of earn outs with the issuance of common stock in 2019 and 2018, respectively. As of December 31, 2019 and 2018, the Company has unpaid earn out and hold back payments of $3,832,500 and $5,873,750, respectively, and are reported as payments due to sellers in the accompanying consolidated balance sheets.

(13)	Other Adjustments

In connection with the preparation of the consolidated financial statements as of and for the years ended December 31, 2019 and 2018, the Company identified certain adjustments to our historical consolidated financial statements. The Company determined that these adjustments were not material to any period presented.

The Company recorded a cumulative adjustment on January 1, 2018 which increased goodwill and intangible assets by $30,624,055, deferred revenue by $6,713,614, deferred tax liability by $7,656,014 and accumulated deficit by $16,254,427. The Company also recorded certain adjustments to the 2019 and 2018 consolidated statements of income, which resulted in decreases in net revenue of $2,173,967 and $2,446,729, decreases in amortization expense of $8,925,907 and $7,036,615 and an increase (decrease) in provision for income taxes of $2,554,189 and $(25,493), respectively.

25	(Continued)

AeroCare Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(14)	Subsequent Events

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through December 11, 2020, the date the consolidated financial statements were available to be issued.

Subsequent to year-end, the World Health Organization declared the spread of Coronavirus Disease (COVID-19) a worldwide pandemic. The COVID-19 pandemic is having significant effects on global markets, supply chains, businesses, and communities. Specific to the Company, COVID-19 may impact various parts of its 2020 operations and financial results, including, but not limited to, potential loss of revenue due to disruptions in the Company’s supply chain management. Management believes the Company is taking appropriate actions to mitigate the negative impact. However, the full impact of COVID-19 is unknown and cannot be reasonably estimated as these events occurred subsequent to year-end and are still developing.

In response to the COVID-19 pandemic and the National Emergency Declaration, dated March 13, 2020, CMS made funds available to healthcare providers under the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) legislation, and in April 2020, the Company received distributions from the CARES Act provider relief funds of $13,758,130 targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. The Company is currently in the process of determining how much of the CARES Act provider relief funds it will be entitled to based on the terms and conditions of the program, including recent guidance issued by the U.S. Department of Health and Human Services in October 2020.

On December 1, 2020, the Company entered into a stock purchase agreement and plan of merger with AdaptHealth Corp. for a total purchase price of $1.1 billion in cash and 31 million shares of AdaptHealth Corp. common stock. The transaction is expected to close in January 2021.

During the period January 1, 2020 through December 11, 2020, the Company has closed on an additional nine acquisitions for total consideration of $56,042,060. The Company has recorded $36,927,530 of additional goodwill and $19,114,530 in other working capital as a result of these acquisitions.

On December 9, 2020, the Company signed an agreement with it's bank to use commercially reasonable efforts to arrange an amendment to the Company's existing credit agreement. The amendment will permit a 364-day term loan in a principal amount of up to $150,000,0000, the proceeds of which will be used to finance, in part, a one-time distribution to shareholders of the Company. Terms and conditions of the amendment are expected to be consistent with the terms and conditions of the Company's current credit agreement.